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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 2002 with respect to the consolidated balance sheets of Standard Management International S. A. and subsidiaries, as at September 30, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2001 included in the Annual Report on Form 10-K of Standard Management Corporation. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ KPMG Audit

Luxembourg
August 16, 2004